Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports First Quarter 2025 Financial Results
•Data cutoff date for Phase 2b NAVIGATE trial efficacy reached on April 30, 2025; top-line data readout expected in late June 2025
•Nature Microbiology publication highlights preclinical data and the potential of CD388 as a potent, universal antiviral for influenza prevention in healthy and high-risk populations regardless of immune status
•Conference call and webcast today at 5:00 PM Eastern Time
SAN DIEGO, May 8, 2025 — Cidara Therapeutics, Inc. (Nasdaq: CDTX) (the Company), a biotechnology company using its proprietary Cloudbreak® platform to develop drug-Fc conjugate (DFC) therapeutics, today reported financial results for the first quarter ended March 31, 2025, and provided recent business updates.
“Coinciding with the end of the 2024-2025 flu season in the Northern Hemisphere, we have established April 30, 2025 as the data cutoff for the primary efficacy analysis of the 5,041 subjects dosed in the Phase 2b NAVIGATE clinical trial. We are expecting top-line results in late June of this year. The severity of the 2024-2025 flu season has provided an opportunity to discuss changes to the study’s statistical analysis plan with the U.S. FDA to evaluate the potential statistical significance of CD388 versus placebo,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “We believe CD388 is highly differentiated from vaccines and monoclonal antibodies and we believe these differences can significantly improve upon the protective efficacy against influenza in healthy, high-risk, and immunocompromised patients with a single dose per flu season.”
Recent and Expected Corporate Highlights
•Phase 2b NAVIGATE trial evaluating CD388 for prevention of seasonal influenza ongoing. Dosing of 5,041 subjects in the Phase 2b NAVIGATE study were completed in early December of 2024 across clinical sites in the U.S. and UK. This is a randomized, double-blind, controlled trial designed to evaluate the efficacy and safety of CD388 for the pre-exposure prophylaxis of seasonal influenza. Three CD388 dose groups, comprised of 150mg, 300mg and 450mg doses, and one placebo group were randomized and dosed in a 1:1:1:1 ratio at the beginning of the 2024-25 influenza season. Subjects were followed for efficacy through the end of April 2025 to monitor for breakthrough cases. Rates of laboratory and clinically confirmed influenza will be compared between subjects receiving the various single doses of CD388 or placebo.
•Phase 2b NAVIGATE efficacy data expected in late June 2025. Due to the severity of the 2024-25 flu season, Cidara has the opportunity to discuss changes to the study’s statistical analysis plan with the U.S. FDA, to evaluate possible statistical significance of CD388 versus placebo. Assuming agreement with the FDA on the changes to the statistical analysis plan, we expect that data from this trial will enable dose selection for Phase 3 as well as the determination of statistically meaningful comparisons of each dose to the placebo arm of the study.

•Published preclinical data of CD388 in Nature Microbiology in March 2025. The article, entitled “Drug-FC Conjugate CD388 targets influenza virus neuraminidase and is broadly protective in mice,” highlighted the potential of CD388 as a potent, universal antiviral for influenza A and B prevention regardless of immune status. The full press release can be found here.
•Presented two posters on CD388 in influenza at the 38th International Conference on Antiviral Research (ICAR) in March 2025. The Company’s presentations highlighted the study design, demographic information, and preliminary safety data from the ongoing Phase 2b NAVIGATE trial of CD388, as well as dose optimization models for its planned Phase 3 development program. The preliminary safety profile shows that CD388 is well-tolerated and the majority of injection site reactions are considered mild in severity.
•Promoted Nicole Davarpanah to Chief Medical Officer and Corrina Pavetto to Senior Vice President, Clinical Development. In May 2025, Cidara announced the promotions of Nicole Davarpanah, M.D., J.D., to Chief Medical Officer and Corrina Pavetto to Senior Vice President, Clinical Development. Dr. Davarpanah and Ms. Pavetto have shown exceptional leadership in the execution of the Phase 2b NAVIGATE Study, the revision of its statistical analysis plan, and the design of the Phase 3 development and regulatory strategy for CD388. Their continued guidance and oversight will be invaluable for the successful development of CD388 as a novel option for the universal prevention of influenza.
First Quarter 2025 Financial Results
•Cash, cash equivalents and restricted cash totaled $174.5 million as of March 31, 2025, compared with $196.2 million as of December 31, 2024.
•Collaboration revenue was zero for the three months ended March 31, 2025, compared to $1.0 million for the same period in 2024. Collaboration revenue related to research and development (R&D) and clinical supply services provided to J&J Innovative Medicine, previously Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson (Janssen), under our license and collaboration agreement with Janssen (the Janssen Collaboration Agreement). The Janssen Collaboration Agreement was terminated upon the effectiveness of our license and technology transfer agreement with Janssen on April 24, 2024.
•R&D expenses were $24.6 million for the three months ended March 31, 2025, compared to $5.9 million for the same period in 2024. The increase in R&D expenses is primarily driven by higher expenses associated with our ongoing CD388 Phase 2b NAVIGATE study and higher one-time personnel costs, partially offset by lower nonclinical expenses associated with our Cloudbreak platform.
•General and administrative (G&A) expenses were $6.2 million for the three months ended March 31, 2025, compared to $3.6 million for the same period in 2024. The increase in G&A expenses is primarily due to higher personnel costs, partially offset by lower legal costs.
•Net loss from discontinued operations for the three months ended March 31, 2025 was zero, compared to net loss from discontinued operations of $2.1 million for the same period in 2024. On April 24, 2024, Cidara entered into an asset purchase agreement with Napp Pharmaceutical Group Limited (Napp), an affiliate of Mundipharma Medical Company, pursuant to which all rezafungin assets and related contracts were sold to Napp. All conditions of the sale were completed on April 24, 2024, and the financial results of rezafungin have been reported separately as discontinued operations.
•Net loss for the three months ended March 31, 2025 was $23.5 million, compared to a net loss of $10.3 million for the same period in 2024.

First Quarter 2025 Conference Call and Webcast Details
Cidara Therapeutics management will host a conference call and webcast beginning at 5:00 pm ET / 2:00 pm PT today, May 8, 2025. A live webcast may be accessed here. The conference call can be accessed by dialing toll-free (800) 717-1738 or (646) 307-1865 (international). The passcode for the conference call is 90743.
A replay of the webcast will be archived on www.cidara.com for one year under the “Events & Presentations” tab in the Investors section of the company’s website.
About Cidara Therapeutics
Cidara Therapeutics is using its proprietary Cloudbreak® platform to develop novel drug-Fc conjugates (DFCs) comprising targeted small molecules or peptides coupled to a proprietary human antibody fragment (Fc). Cidara’s lead DFC candidate, CD388, is a long-acting antiviral designed to achieve universal prevention of seasonal and pandemic influenza with a single dose by directly inhibiting viral proliferation. In June 2023, CD388 was granted Fast Track Designation by the U.S. Food and Drug Administration (FDA), and the Company announced completion of enrollment of its Phase 2b NAVIGATE trial in December 2024. Additional DFCs have been developed for oncology and in July 2024 Cidara received IND clearance for CBO421 which is intended to target CD73 in solid tumors. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “intends,” “believes,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to the potential benefits of and future plans for CD388, the expected timing for reporting top-line data from the Phase 2b NAVIGATE clinical trial, the potential impact of discussions with the FDA and data from the Phase 2b NAVIGATE clinical trial and a potential Phase 3 study. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s clinical trials and other risks related to clinical development, delays in action by regulatory authorities and other risks and uncertainties associated with Cidara’s business in general. These and other risks are identified under the caption “Risk Factors” in Cidara’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and other filings subsequently made with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Michael Fitzhugh
LifeSci Communications
mfitzhugh@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2025	2024
Revenues:
Collaboration revenue	$—	$973
Total revenues	—	973
Operating expenses:
Research and development	24,600	5,919
General and administrative	6,179	3,596
Reversal of indirect tax liabilities	(5,510)	—
Total operating expenses	25,269	9,515
Loss from operations	(25,269)	(8,542)
Other income (expense), net:
Other expense, net	(110)	—
Interest income, net	1,899	365
Total other income, net	1,789	365
Net loss from continuing operations	(23,480)	(8,177)
Loss from discontinued operations, net of income taxes	—	(2,149)
Net loss and comprehensive loss	$(23,480)	$(10,326)

Basic and diluted net loss per common share from continuing operations	$(1.66)	$(1.80)
Basic and diluted net loss per common share from discontinued operations	—	(0.48)
Basic and diluted net loss per common share	$(1.66)	$(2.28)

Shares used to compute basic and diluted net loss per common share	14,177,743	4,537,782

Condensed Consolidated Balance Sheet Data

	March 31, 2025	December 31, 2024
(In thousands)	(unaudited)
Cash, cash equivalents and restricted cash	$174,489	$196,177
Total assets	191,727	214,796
Total liabilities	50,045	51,488
Total stockholders’ equity	141,682	163,308
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